Exhibit (d)(5)

VERIFONE HOLDINGS, INC.

APPENDIX A — ISRAEL

TO THE 2006 EQUITY INCENTIVE PLAN

1.	GENERAL

1.1	This appendix (the “Appendix”) shall apply only to Grantees who are residents of the state of Israel upon the date of grant of the Award or those who are deemed to be residents of the state of Israel for tax purposes upon the date of grant of the Award (collectively, “Israeli Grantees”). The provisions specified hereunder shall form an integral part of the 2006 Equity Incentive Plan of VeriFone Holdings, Inc., (hereinafter the “Plan”).

1.2	This Appendix is to be read as a continuation of the Plan and modifies Awards granted to Israeli Grantees only to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Grantees.

1.3	The Plan and this Appendix are complementary to each other and shall be deemed as one. In any case of contradiction, whether express or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.4	Any capitalized term not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1	“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to an Unapproved Israeli Grantee.

2.2	“102 Award” means any Award granted to an Approved Israeli Grantee pursuant to Section 102 of the Ordinance.

2.3	“Approved Israeli Grantee” means an Israeli Grantee who is an employee, director or offer of the Company or a Related Entity.

2.4

“Award” solely for the purpose of this Appendix means any award of a stock option, stock appreciation rights (“SAR”), restricted stock, restricted stock unit, performance shares, performance share units and other stock-based Awards granted by the Company to an Israeli

Grantee, all in accordance with the provisions of the Plan, provided that SARs shall be exercisable only into Common Stock, and that performance share units and other stock-based Awards shall be paid out only with Common Stock.

2.5	“Capital Gain Award” or “CGA” means a Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.6	“Company” means VeriFone Holdings, Inc., a Delaware corporation.

2.7	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.8	“ITA” means the Israeli Tax Authorities.

2.9	“Israeli Award Agreement” means an Award Agreement between the Company and an Israeli Grantee that sets out the terms and conditions of an Award.

2.10	“Non-Trustee 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.11	“Ordinary Income Award” or “OIA” means a Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.12	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.13	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.14	“Tax” means any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law.

2.15	“Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16	“Trustee 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Grantee.

2.17	“Unapproved Israeli Grantee” means an Israeli Grantee who is a consultant or an Israeli Grantee who is a Controlling Shareholder.

3.	ISSUANCE OF AWARDS

3.1	The persons eligible for participation in the Plan as Israeli Grantees shall include Approved Israeli Grantees and Unapproved Israeli Grantees; provided, however, that (i) Approved Israeli Grantees may only be granted 102 Awards; and (ii) Unapproved Israeli Grantees may only be granted 3(i) Awards.

3.2	The Company may designate Awards granted to Approved Israeli Grantees pursuant to Section 102 as Trustee 102 Awards or Non-Trustee 102 Awards.

3.3	The grant of Trustee 102 Awards shall be made under this Appendix and shall be conditioned upon the approval of the Plan and this Appendix by the ITA.

3.4	Trustee 102 Awards may either be classified as Capital Gain Awards (CGAs) or Ordinary Income Awards (OIAs).

3.5	No Trustee 102 Award may be granted under this Appendix to any Approved Israeli Grantee, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Awards, whether CGAs or OIAs, that will be granted under the Plan and this Appendix (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Award under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected, and shall apply to all Israeli Grantees who are granted Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee 102 Awards simultaneously.

3.6	All Trustee 102 Awards must be held in trust by, or, subject to the approval of the ITA, under the control or supervision of, a Trustee, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1	Trustee 102 Awards which shall be granted under this Appendix and/or any share of Common Stock allocated or issued upon exercise or vesting of a Trustee 102 Award and/or other shares of Common Stock received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee or controlled by the Trustee for the benefit of the Approved Israeli Grantees, in accordance with the provisions of Section 102. In the event that the requirements for Trustee 102 Awards are not met, the Trustee 102 Awards may be regarded as Non-Trustee 102 Awards, all in accordance with the provisions of Section 102.

4.2	With respect to any Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Grantee shall not sell or release from trust any share of Common Stock received upon the exercise or vesting of a Trustee 102 Award and/or any share of Common Stock received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Grantee.

4.3	Notwithstanding anything to the contrary, the Trustee shall not release or sell any shares of Common Stock allocated or issued upon exercise or vesting of a Trustee 102 Award unless the Company, its Israeli Related Entity and the Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

4.4	Upon receipt of any Trustee 102 Award, the Approved Israeli Grantee will consent to the grant of the Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

4.5	For the avoidance of doubt it is clarified that any restricted shares or performance shares granted as an Approved Award shall be issued in the name of the Trustee for the benefit of the Israeli Grantee.

5.	THE AWARDS

5.1	The terms and conditions upon which the Awards shall be issued and exercised or vest, as applicable, shall be as specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Appendix. Each Israeli Award Agreement shall state, inter alia, the number of shares of Common Stock to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Non-Trustee 102 Award or a 3(i) Award), and any applicable vesting provisions and price that may be payable.

5.2	Notwithstanding anything to the contrary in the Plan, an Approved Israeli Grantee shall not be required to pay the consideration for any Award, by way of surrendering the number of shares with Fair Market Value equal to the required consideration, prior to the end of the Holding Period.

5.3	Despite section 2.5 of the Plan, a 102 Award shall not be cancelled or terminated in exchange for a cash payment.

6.	FAIR MARKET VALUE

Without derogating from Section 1.2(k) of the Plan or affecting or determining in any manner the exercise price of any Option granted under the Plan, and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant of CGAs, the Company’s shares of Common Stock are listed on any established stock exchange or a national market system or if the Company’s shares of Common Stock will be registered for trading within ninety (90) days following the date of grant of the CGAs, the fair market value of the Common Stock at the date of grant shall be determined in accordance with the average value of the Company’s shares of Common Stock on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

7.	EXERCISE AND VESTING OF AWARDS

Vesting and exercise of Awards granted to Israeli Grantees shall be subject to the terms and conditions and, with respect to exercise, the method, as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

8.	ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

8.1.	Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral, or any right with respect to any Award given to any third party whatsoever, and during the lifetime of the Israeli Grantee, each and all of such Israeli Grantee’s rights with respect to an Award shall belong only to the Israeli Grantee. Any such action made directly or indirectly, for an immediate or future validation, shall be void.

8.2	As long as Awards or shares of Common Stock issued or purchased hereunder are held by the Trustee on behalf of the Israeli Grantee, all rights of the Israeli Grantee over the shares of Common Stock cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

9.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

9.1.	With regard to Trustee 102 Awards, the provisions of the Plan and/or the Appendix and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA, and the said provisions shall be deemed an integral part of the Plan, the Appendix, and the Israeli Award Agreement.

9.2.	Any provision of Section 102 and/or said approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, the Appendix or the Israeli Award Agreement, shall be considered binding upon the Company, the Israeli Related Entity, and the Israeli Grantees.

10.	DIVIDEND

Subject to the provisions of the Plan, with respect to all shares of Common Stock allocated or issued upon the exercise or vesting of Awards granted to the Israeli Grantee and held by the Israeli Grantee or by the Trustee, as the case may be, the Israeli Grantee shall be entitled to receive dividends, if any, in accordance with the quantity of such shares of Common Stock, subject to the provisions of the

Company’s Certificate of Incorporation (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

11.	TERMINATION

11.1	For the purpose of grants to Israeli Grantees, the term Cause as defined in Section 1.2(d) of the Plan shall inter alia include circumstances justifying the revocation and/or reduction of an Israeli Grantee’s entitlement to severance pay under applicable Israeli law.

11.2	Without derogating from Section 1.2(t) of the Plan, Israeli Grantee’s employment with the Company or any Related Entity shall be deemed to cease on the date on which the notice of termination of employment is served by either of the parties.

12.	TAX CONSEQUENCES

12.1	Any tax consequences arising from the grant, exercise or vesting of any Award, from the payment for shares of Common Stock covered thereby or from any other event or act (of the Company, and/or its Related Entities, and the Trustee or the Israeli Grantee), hereunder, shall be borne solely by the Israeli Grantee. The Company and/or its Related Entities, and/or the Trustee shall withhold Tax according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Grantee agrees to indemnify the Company and/or its Related Entities and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, any liability relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Grantee.

12.2	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Israeli Grantee until all required Tax payments have been fully made.

12.3	With respect to Non-Trustee 102 Awards, if the Israeli Grantee ceases to be employed by the Company or any Related Entity, or otherwise if so requested by the Company or the Related Entity, the Israeli Grantee shall extend to the Company and/or the Related Entity a security or guarantee for the payment of Tax due at the time of sale of shares of Common Stock, in accordance with the provisions of Section 102.

13.	TERM OF PLAN AND APPENDIX

Notwithstanding anything to the contrary in the Plan and in addition thereto, the Company shall obtain all approvals for the adoption of this Appendix or for any amendment to this Appendix as are necessary to comply with (i) any applicable law, including without limitation U.S. securities laws and the securities laws of any other jurisdiction applicable to Awards granted to Israeli Grantees under this Appendix, (ii) any national securities exchange on which the shares of Common Stock are traded, and

(iii) any applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission.

14.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.

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